Exhibit 10.2

ATARA BIOTHERAPEUTICS, INC.

STOCK OPTION GRANT NOTICE

(2014 EQUITY INCENTIVE PLAN)

Atara Biotherapeutics, Inc. (the “Company”), pursuant to its 2014 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	☐	Incentive Stock Option[1]	☐	Nonstatutory Stock Option

Exercise Schedule:	☐	Same as Vesting Schedule	☐	Early Exercise Permitted

Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Option Agreement):

	☐	By cash, check, bank draft or money order payable to the Company
	☐	Pursuant to a Regulation T Program if the shares are publicly traded
	☐	By delivery of already-owned shares if the shares are publicly traded

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

[1]	If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

ATARA BIOTHERAPEUTICS, INC.		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENTS: Option Agreement, 2014 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

ATARA BIOTHERAPEUTICS, INC.

2014 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Atara Biotherapeutics, Inc. (the “Company”) has granted you an option under its 2014 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4. EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a) a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c) you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d) if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b) Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

6. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

7. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8. TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9. EXERCISE.

(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d) By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the intent of this provision or that are necessary to give further effect to this provision. In order to enforce this covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. TRANSFERABILITY. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11. RIGHT OF FIRST REFUSAL.

(a) If at any time you propose to transfer (“Transfer”) shares of Common Stock that were acquired under this option, then you will promptly give the Company written notice of your intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the shares to be transferred (the “Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the purchase price and form of consideration proposed to be paid for the Offered Shares and (iv) the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Participant has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) The Company shall have an option for a period of ten (10) days from its receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying you in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives you notice that it desires to purchase such shares, then payment for the Offered Shares shall be made by check or wire transfer against delivery of the Offered Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than forty-five (45) days after receipt by the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the consideration to be paid for the Offered Shares has not yet been established in accordance with the below provisions. If the Company fails to purchase any or all of the Offered Shares by exercising the option within the ten day period provided, the remaining Offered Shares shall be subject to the following paragraphs.

(c) Subject to the Company’s option set forth above, if at any time you propose a Transfer, then, within five (5) days after the Company has declined to purchase all, or a portion, of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, you shall give each Company stockholder (each a “Holder”) that is designated by the Company an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and reference the Holders’ rights of first refusal with respect to the proposed Transfer contained in this option.

(d) Each Holder shall have an option for a period of fifteen (15) days from its receipt of the Additional Transfer Notice to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Holder may exercise such purchase option and purchase all or any portion of its pro rata share of the Remaining Shares (a “Participating Holder”) by notifying you and the Company in writing, before expiration of the fifteen (15)-day period as to the number of such shares that it wishes to purchase (the “Participating Holder Notice”). Each Holder’s pro rata share of the Remaining Shares shall be a fraction of the

Remaining Shares, the numerator of which shall be the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of preferred stock) owned by such Holder on the date of the Transfer Notice and denominator of which shall be the total number of outstanding shares of capital stock (including any securities convertible into shares of capital stock) held by all Holders on the date of the Transfer Notice.

(e) In the event any Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option above within the time period set forth therein, then you will promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Holders (the “Unsubscribed Shares”), and shall offer the Fully Participating Holders the right to acquire the Unsubscribed Shares. Each Fully Participating Holder shall have five (5) days after its receipt of the Overallotment Notice to deliver a written notice to you (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the Unsubscribed Shares on the same terms and conditions as set forth in the Additional Transfer Notice, which such Participating Holders Overallotment Notice shall also indicate the maximum number of the Unsubscribed Shares that such Fully Participating Holder will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the Unsubscribed Shares. For the purposes of determining a Fully Participating Holder’s pro rata share of the unsubscribed shares, the numerator shall be the same as that used in above and the denominator shall be the total number of shares of capital stock (including shares issuable upon conversion of preferred stock) owned by all Fully Participating Holders on the date of the Transfer Notice.

(f) Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates, provided that such Participating Holder notifies you of such allocation.

(g) The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer against delivery of the Remaining Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than sixty (60) days after receipt by the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the consideration to be paid for the Offered Shares has not yet been established.

(h) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in a form of consideration other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay such purchase price in an amount of cash equal to the fair market value of such consideration. If you and the Company (or the Participating Holders) cannot agree on such fair market value within ten (10) days after receipt by the Company of the Transfer Notice (or receipt of the Additional Transfer Notice by the Holders), the valuation shall be made by an appraiser of recognized standing selected by you and the Company (or a majority-in-interest of the Participating Holders) or, if the parties cannot agree on an appraiser within twenty (20) days after receipt by the Company of the Transfer Notice (or the receipt of the Additional Transfer Notice by the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by you, on the one hand, and the Company (and, to the extent there are any, the Participating Holders, on the other hand, with that half of the cost to be borne by the Company and the Participating Holders to be apportioned on a pro rata basis based on the number of Shares each such party has expressed an interest in purchasing. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this section.

(i) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding Common Stock which is subject to the provisions of your option, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares of Common Stock acquired upon exercise of your option will be immediately subject to the provisiosn of this Section 11 with the same force and effect. The Company’s right of first refusal provided in this Section 11 will expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system (the “Listing Date”).

12. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

14. TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

15. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

17. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18. VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19. SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20. MISCELLANEOUS.

(a) The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c) You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d) This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*    *    *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

ATTACHMENT II

2014 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

NOTICE OF EXERCISE

Atara Biotherapeutics, Inc.

Attention: Stock Plan Administrator

Date of Exercise:

This constitutes notice to Atara Biotherapeutics, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):		Incentive ☐		Nonstatutory ☐

Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$		$

Cash payment delivered herewith:	$	$

Value of Shares delivered herewith:	$	$

Regulation T Program (cashless exercise):	$	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Atara Biotherapeutics, Inc. 2014 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

I hereby make the following certifications and representations with respect to the number of Shares listed above, which are being acquired by me for my own account upon exercise of the option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Articles of Incorporation, Bylaws and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock-Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,